BUSINESS LOAN AGREEMENT


     This Agreement dated as of July 31, 2001 is between Bank of America, N.A. (the "Bank") and National R.V. Holdings, Inc., a Delaware corporation (the "Borrower").

1.  LINE OF CREDIT; AMOUNT AND TERMS

                  1.1  Line of Credit Amount.
                       ---------------------

                           (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Fifteen Million Dollars ($15,000,000).

                           (b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

                           (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed to exceed the Commitment.

                  1.2 Availability Period. The line of credit is available between the date of this Agreement and August 1, 2002, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

                  1.3  Interest Rate.
                       -------------

                           (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is a rate per year equal to the Bank's Prime Rate.

                           (b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

                  1.4  Repayment Terms.
                       ---------------

                           (a) The Borrower will pay interest on August 1, 2001 and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

                           (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

                  1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

                           (a)  the LIBOR Rate plus 2.00 percentage points.

                  1.6  Letters of Credit.
                       -----------------

                           (a)  This line of credit may be used for financing:

                                    (i)  standby  letter(s)  of  credit  with  a
                  maximum maturity not to extend beyond the Expiration Date.

                                    (ii) The amount of the  letter(s)  of credit
                  outstanding at any one time (including amounts drawn on the letter(s) of credit and not yet reimbursed) may not exceed Six Million Dollars ($6,000,000).

                           (b)  The Borrower agrees:

                                    (i) any sum  drawn  under a letter of credit
                  may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

                                    (ii)  if  there  is  a  default  under  this
                  Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

                                    (iii) the  issuance  of any letter of credit
                  and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

                                    (iv)  to sign the Bank's Application and
                  Agreement for Standby Letter of Credit.

                                    (v) to pay any  issuance  and/or  other fees
                  that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

                                    (vi) to  allow  the  Bank  to  automatically
                  charge its checking account for applicable fees, discounts, and other charges.

                                    (vii) to pay the Bank a  non-refundable  fee
                  equal to 1.25% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank's option, the amount of the fee shall be increased to 2.25% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

 2.  OPTIONAL INTEREST RATES

                  2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the First day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of any event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

                  2.2 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:
                       ----------

                           (a) The interest period during which the LIBOR Rate will be one, two, three, four, five, or six, months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

                           (b) Each LIBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

                           (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest
         1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                        LIBOR Rate =              London Inter-Bank Offered Rate
                                                  ------------------------------
                                                    (1.00 - Reserve Percentage)

         Where,

                                    (i) "London  Inter-Bank  Offered Rate" means
                  the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or any successor page) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or any successor page), the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which the Bank's London Banking Center is open for business and dealing in offshore dollars.

                                    (ii) "Reserve Percentage" means the total of
                  the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                           (d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

                           (e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

                           (f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

                           (g) The prepayment fee shall be equal to the amount (if any) by which:

                                    (i) the additional interest which would have
                  been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                                    (ii) the  interest  which  would  have  been
                  recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

                           (h) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                                    (i) Dollar deposits in the principal amount,
                  and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

                                    (ii) the  LIBOR  Rate  does  not  accurately
                  reflect the cost of a LIBOR Rate Portion.

3.  FEES AND EXPENSES

                  3.1  Fees.
                       ----

                           (a) Commitment closing fee. The Borrower agrees to pay to the Bank on the date of this Agreement, a commitment closing fee of ($46,875.00).

                           (b) Unused commitment fee. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at .25% per year and will be paid on a quarterly basis. The calculation of credit outstanding shall include the undrawn amount of letters of credit.

         This fee is due on September 30, 2001 and will accrue from July __, 2001 and is payable on the last day of each following quarter until the expiration of the availability period.

                           (c) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.
                           (d) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed two percent (2%) of any payment that is more than five (5) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

                  3.2 Expenses. The Borrower agrees to promptly repay the Bank for it's accrued and reasonable out-of-pocket expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

                  3.3  Reimbursement Costs.
                       -------------------

                           (a) The Borrower agrees to reimburse the Bank for reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement in excess of those fees and costs listed above. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

                           (b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require but no more frequently than annually except that the Bank may conduct audits and appraisals on a basis no more frequent than quarterly upon the occurrence of an Event of Default. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

4.  COLLATERAL

                  4.1 Personal Property. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank under this Agreement (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.


                           (a) Accounts as defined in the Uniform Commercial Code .

                  4.2 Personal Property Supporting Guaranty. The obligations of the guarantors Country Coach, Inc., an Oregon corporation, and National R.V. Holding, Inc., a California corporation to the Bank will be secured by personal property the guarantor now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by each guarantor.

                           (a)  Accounts as defined in the Uniform Commercial
                  Code.

5.  DISBURSEMENTS, PAYMENTS AND COSTS

                  5.1  Requests for Credit

                  Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

                  5.2  Disbursements and Payments.
                       --------------------------

                           (a) Each payment by the Borrower will be made at the Bank's banking center (or other location) selected by the Bank from time to time; and will be made in immediately available funds, or such other type of funds selected by the Bank.

                           (b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

                  5.3  Telephone and Telefax Authorization.
                       -----------------------------------

                           (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

                           (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14961-02476, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

                           (c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

                  5.4  Direct Debit (Pre-Billing).
                       --------------------------

                           (a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14961-02476, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date").

                           (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

                           (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                                    (i) If the  Billed  Amount  is less than the
                  Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The
                  Borrower will not be in default by reason of any such discrepancy.

                                    (ii) If the  Billed  Amount is more than the
                  Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

         Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

                           (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

                  5.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

                  5.6  Taxes.
                       -----

                           (a) If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

                  5.7 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

                           (a)  any reserve or deposit requirements; and

                           (b) any capital requirements relating to the Bank's assets and commitments for credit.

                  5.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

                  5.9 Default Rate. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at the Bank's Prime Rate plus 2.0 percentage points. This will not constitute a waiver of any default.

                  5.10 Interest Compounding. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Prime Rate plus
2.0 percentage points. This may result in compounding of interest.

6.  CONDITIONS

                  The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

                  6.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower and each guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

                  6.2 Governing Documents. A copy of the Borrower's and each guarantor's articles of incorporation.

                  6.3 Security Agreements. Signed original security agreements, assignments which the Bank requires.

                  6.4 Perfection and Evidence of Priority. Financing statements (and any collateral in which the Bank requires a possessory security interest), together with evidence that the security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

                  6.5 Environmental Information. A completed Bank form Environmental Questionnaire from Borrower and each guarantor, due within 30 days of the date of this Agreement

                  6.6 Guaranties. Guaranties signed by Country Coach, Inc., an Oregon corporation and National R.V. Inc., a California corporation.

                  6.7 Good Standing. Certificates of good standing for the Borrower and for each guarantor from its state of formation and from any other state in which the Borrower and each guarantor is required to qualify to conduct its business.

                  6.8  Payment  of  Fees.  Payment  of all  accrued  and  unpaid
expenses   incurred  by  the  Bank  as  required  by  the   paragraph   entitled
"Reimbursement Costs."

                  6.9 Other Items. Any other items that the Bank reasonably requires.

7.  REPRESENTATIONS AND WARRANTIES

                  When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

                  7.1 Organization of Borrower. The Borrower is duly formed and existing under the laws of the state where organized.

                  7.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

                  7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

                  7.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

                  7.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

                  7.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).

                  7.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

                  7.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

                  7.9 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

                  7.10 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

                  7.11 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid.

                  7.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

                  7.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section 8.20 of this Agreement.

                  7.14  ERISA Plans.
                        -----------

                           (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

                           (b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

                           (c)  With respect to any Plan subject to Title IV of
         ERISA:

                                    (i)  No reportable event has occurred under
                  Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

                                    (ii) No action by the  Borrower or any ERISA
                  Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

                                    (iii)  No  termination  proceeding  has been
                  commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

                           (d) The following terms have the meanings indicated for purposes of this Agreement:

                                    (i) "Code" means the  Internal  Revenue Code
                  of 1986, as amended from time to time.

                                    (ii)  "ERISA" means the Employee Retirement
                  Income Security Act of 1974, as amended from time to time.

                                    (iii) "ERISA  Affiliate"  means any trade or
                  business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

                                    (iv)  "PBGC" means the Pension Benefit
                  Guaranty Corporation.

                                    (v) "Plan" means a pension,  profit-sharing,
                  or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

                  7.15 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

                  7.16 Environmental Matters. The Borrower (a) is not in violation of any health, safety, or environmental law or regulation regarding hazardous substances and (b) is not the subject of any claim, proceeding, notice, or other communication regarding hazardous substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

8.  COVENANTS

                  The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

                  8.1 Use of Proceeds. To use the proceeds of the credit only for (I) working capital, (ii) acquisitions, (iii) capital expenditures (iv) general corporate purposes, or (v) the issuance of performance and financial standby letters of credit for general business purposes including worker's compensation.

                  8.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

                           (a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements certified and dated by an authorized financial officer of the Borrower. These financial statements must be audited (with an unqualified opinion)by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis. The consolidating schedules may be Borrower prepared.

                           (b) Within 30 days of the period's end(excluding the last month of each fiscal quarter), the Borrower's monthly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

                           (c) Within 55 days of the period's end (excluding the Fourth Fiscal Quarter), the Borrower's quarterly financial statements. These statements shall be prepared on a consolidated and consolidating basis.

                           (d) Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower's auditor, or, if no management letter is prepared, a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

                           (e) Copies of the Borrower's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 30 days after the date of filing with the Securities and Exchange Commission.

                           (f) Within the period(s) provided in (a) and (c) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

                           (g) Within 30 days after the Borrower's fiscal year end, Borrower's financial projections and budget, including capital expenditures, for the following fiscal year.

                           (h) Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank may request.

                  8.3 Tangible Net Worth. To maintain on a consolidated basis Tangible Net Worth equal to at least the sum of the following:

         (a)      One hundred five million dollars ($105,000,000); plus
         (b) the sum of 50% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing after March 31, 2001; plus
         (c) the net proceeds from any equity securities issued for cash after the date of this Agreement.

"Tangible net worth" means the value of the Borrower's total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

"Subordinated Liabilities" means liabilities subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

                  8.4 Profitability. Not to incur on a consolidated basis, a net loss before taxes and extraordinary items in any two consecutive quarterly accounting periods.

                  8.5 Minimum EBITDA . To maintain on a consolidated basis EBITDA indicated for each cumulative period specified below:

                           Period                                Minimum EBITDA

                           From April 1, 2001
                           through June 30, 2001                    $1,000,000

                           From April 1, 2001
                           through September 30, 2001               $3,250,000

                           From April 1, 2001
                           through December 31, 2001                $6,000,000

                           From January 1, 2002
                           through March 31, 2002                   $3,000,000

 "EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges.

                  8.6 Minimum Liquidity. To have immediately available liquidity of at least twenty million dollars ($20,000,000) (i) on the date of closing immediately following the closing of each and every stock redemption of the Borrower, and (ii) on the date 30 days following the date of closing, of each and every stock redemption of the Borrower. Borrower shall, on the dates provided in (i) and (ii) provide the Bank with a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower, setting forth the information and computations (in sufficient detail) to establish that the Borrower is in compliance with this financial covenant.

"Liquidity" means and shall be composed of cash, marketable securities and/or availability under the Commitment.

                  8.7 Capital Expenditures. Not to spend or incur obligations (including the total amount of any capital leases) for more than Five Million Dollars ($5,000,000) in the period from July 1, 2001 to June 30, 2002 to acquire fixed assets.

                  8.8 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or capital lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

                           (a) Acquiring goods, supplies, or merchandise on normal trade credit.

                           (b) Endorsing negotiable instruments received in the usual course of business.

                           (c) Obtaining surety bonds in the usual course of business.

                           (d) Liabilities and capital leases in existence on the date of this Agreement disclosed in writing to the Bank.

                           (e) Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.

                           (f) Additional debts and lease obligations for business purposes which, together with the debts permitted under subparagraph(s) (a) through (e), above, do not exceed a total principal amount of one million Dollars ($1,000,000) outstanding at any one time.

                  8.9 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

                           (a) Liens and security interests in favor of the Bank.

                           (b)  Liens for taxes not yet due.

                           (c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

                           (d) Additional purchase money security interests inequipment or other personal property fixed assets or real property acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed one million Dollars ($1,000,000) at any one time.

                  8.10 Loans and Investments. Not to have any existing, or make any new, loans or other extensions of credit to, or investments in, any individual or entity, or make any capital contributions or other transfers of assets to, any individual or entity, except for:

                           (a) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

                           (b)  investments in any of the following:

                                    (i)  certificates of deposit;

                                    (ii)  U.S. treasury bills and other
                  obligations of the federal government;

                                    (iii)    readily    marketable    securities
                  (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission) rated at least "A" by Standard & Poor's or at least "A" by Moody's Investors Service, Inc.;

                  8.11 Notices to Bank. To promptly notify the Bank in writing of:

                           (a) any lawsuit over Five hundred thousand Dollars ($500,000) against the Borrower (or any guarantor).

                           (b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

                           (c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

                           (d) any material adverse change in the Borrower's (or
         any   guarantor's)   business   condition   (financial  or  otherwise),
         operations, properties or prospects, or ability to repay the credit.

                           (e)  any  change  in  the  Borrower's   name,   legal
         structure, place of business, or chief executive office if the Borrower has more than one place of business.

                           (f) any actual contingent liabilities of the Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of one hundred million Dollars ($100,000,000) in the aggregate.

                           (h) the receipt of any notice or communication regarding (i) any threatened or pending investigation or enforcement action by any governmental authority or any other claim relating to health, safety, the environment, or any hazardous substances with regard to the Borrower's property, activities, or operations or (ii) any belief or suspicion of the Borrower that hazardous substances exist on or under the Borrower's real property.

                  8.12 Books and Records. To maintain adequate books and records.

                  8.13 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records during normal business hours and upon reasonable notice. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

                  8.14 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

                  8.15 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

                  8.16 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

                  8.17 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

                  8.18 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

                  8.19 General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

                  8.20 Additional Negative Covenants. Not to, without the Bank's written consent:
                           (a) engage in any business activities substantially different from the Borrower's present business.

                           (b)  liquidate or dissolve the Borrower's business.

                           (c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company provided that Borrower may merge a wholly-owned subsidiary onto itself.

                           (d) except with respect to transactions with wholly owned subsidiaries of the Borrower, sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so, except used, worn-out or surplus equipment, all in the ordinary course of business.

                           (e) except with respect to transactions with wholly owned subsidiaries of the Borrower, sell, assign, lease, transfer or otherwise dispose of all or a substantial any part of the Borrower's business or the Borrower's assets.

                           (f)  acquire or purchase a business or its assets

                           (g) voluntarily suspend its business for more than 14 days in any 360 day period.

                  8.21 Bank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

                  8.22 ERISA Plans. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

                           (a)  The occurrence of any reportable event under
         Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

                           (b) Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

                           (c) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

                  8.23 Compliance with Environmental Requirements. With regard to the Borrower's and each guarantor's property, activities, or operations, to comply with the recommendations of any qualified environmental engineer or orders or directions issued by any governmental authority relating to health, safety, the environment, or any hazardous substances including those orders or directives requiring the investigation, clean-up, or removal of hazardous substances.

9.  HAZARDOUS SUBSTANCES

                  9.1 Indemnity Regarding Hazardous Substances. The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

                  9.2 Definition of Hazardous Substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

10.  DEFAULT

                  If any of the following events occurs,  the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

                  10.1 Failure to Pay. The Borrower fails to make a payment under this Agreement within Five (5) days after the date when due.

                  10.2 Lien Priority. The Bank fails to have an enforceable first lien on or security interest in any property given as security for this Agreement (or any guaranty).

                  10.3 False Information. The Borrower or any guarantor or any party pledging collateral to the Bank (each an "Obligor") has given the Bank false or misleading information or representations.

                  10.4 Bankruptcy. The Borrower (or any Obligor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any Obligor) or the Borrower (or any Obligor) makes a general assignment for the benefit of creditors.

                  10.5 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower's (or any Obligor's) business, or the business is terminated, or any Obligor is liquidated or dissolved.

                  10.6 Lawsuits. Any lawsuit or lawsuits are filed against the Borrower (or any Obligor) in an aggregate amount of Two Million Five Hundred
Thousand Dollars ($2,500,000) or more in excess of any insurance coverage, provided that the insurer has issued a letter of responsibility for payment up to the amount of insurance coverage.

                  10.7 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any Obligor), or the Borrower (or any Obligor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000) or more in excess of any insurance coverage, provided that the insurer has issued a letter of responsibility for payment up to the amount of insurance coverage.

                  10.8 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any Obligor's) financial condition or ability to repay.

                  10.9 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

                  10.10 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has guaranteed in the amount of Five Hundred Thousand Dollars ($500,000) or more in the aggregate where such default remains uncured for fourteen (14) days.

                  10.11 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

                  10.12 Other Bank Agreements. The Borrower (or any Obligor) or any of the Borrower's related entities or affiliates fails to meet any material conditions of, or fails to perform any material obligation under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty
(30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

                  10.13 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

                           (a) A  reportable  event shall  occur  under  Section
4043(c) of ERISA with respect to a Plan.

                           (b)  Any  Plan   termination   (or   commencement  of
         proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

                  10.14 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

11.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

                  11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

Except as otherwise stated in this Agreement, all financial covenants will be calculated based on the Borrower's business, excluding personal assets and liabilities.

                  11.2 California Law. This Agreement is governed by California law.

                  11.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

                  11.4  Arbitration and Waiver of Jury Trial.

                           (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or
         (ii) any document related to this Agreement (collectively a "Claim").

                           (b) At the request of the Borrower or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

                           (c) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

                           (d) The arbitration shall be administered by JAMS and conducted in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

                           (e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

                           (f) This paragraph does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

                           (g) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, both the Borrower and the Bank must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or the presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                           (h) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

                           (i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

                  11.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

                  11.6 Administration Costs. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

                  11.7 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

                  11.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

                           (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

                           (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

                           (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

                  11.19 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

                  11.10 No Future Commitment. The Borrower acknowledges that the Bank has made no commitment to extend any additional credit to the Borrower or to continue the credit provided hereunder after this Agreement expires or is terminated as provided herein.

                  11.11 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications sent by
(a) first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail, postage prepaid,
(b) overnight  courier  shall be deemed  delivered on the next business day, and
(c) telecopy shall be deemed delivered when transmitted.

                  11.12  Headings.   Article  and  paragraph  headings  are  for
reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

                  11.13 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

                  11.14 Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement entered into as of March 11, 1999 between the Bank of America National Trust and Savings Association and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.














This Agreement is executed as of the date stated at the top of the first page.


Bank of America, N.A.                             National R.V. Holdings, Inc.,
                                                     a Delaware corporation

By: /s/ Helen Wilson                          By: /s/ Bradley C. Albrechtsen
    -----------------                             ----------------------------
Typed Name:  Helen Wilson                    Typed Name: Bradley C. Albrechtsen
Title: Senior Vice President                 Title: Chief Financial Officer


Inland Empire Regional Commercial Banking    By_________________________
Office, #1496                                Typed Name:_________________
3650 14th Street, Second Floor               Title:________________________
Riverside, CA 92501

Facsimile:  909/781-1595                     Address where notice to the
                                             Borrower are to be sent:
                                             3411 N. Perris Blvd.
                                             Perris, CA 92571
                                             Facsimile: 909/943-6117


                                             With Copies to
                                             Heller, Ehrman White &
                                             McAuliffe LLP
                                             714 Fifth Avenue
                                             New York, New York 10022-3194
                                             Attention: Stephen M. Davis